Exhibit 2.3

THIS EXTENDING LETTER is made this 28 day of July 2021

BETWEEN:

(A)	Genius Group Ltd. (hereinafter referred to as the “Purchaser” or “GG”) is a public limited company duly incorporated and operated under the Laws of Singapore that is acquiring and integrating other companies to grow globally.

(B)	Property Mastermind International PTE Ltd., is a private company limited by shares duly organised and operating under the Laws of Singapore, (the “Seller”).

(together the “Parties” and individually each a “Party”)

WHEREAS

(A)	The Purchaser and the Seller entered into a Share Purchase Agreement (the “Agreement”) dated 15 March 2021 pursuant to which the Purchaser proposed to acquire the entire issued share capital of Property Investors Network Ltd and Mastermind Principles Limited.

(B)	Pursuant to this Extending Letter, the Seller and the Purchaser have agreed to extend the Agreement.

NOW IT IS AGREED as follows:

1.	This Extending Letter is supplemental to the Agreement. Except as expressly mentioned by this Extending Letter, the Agreement shall remain in full force and effect. Terms defined in the Agreement shall have the same meaning in this Extension Letter unless otherwise provided by this Extending Letter.

2.	In consideration of the terms and conditions of the Agreement and the obligations assumed by the Parties under the Agreement, the following extending regulations and amendments shall be made to the Agreement with effect from the date of the Agreement:

(i)	Point 4.1 of the Agreement “The Purchaser shall use best endeavors to ensure that the IPO occurs no later than 30 September 2021. The Seller shall not be obliged to give warranties or indemnities (except a warranty as to title to the Consideration Shares held by the Seller and capacity of the Seller to enter into such a transaction) in connection with the IPO”.

(ii)	Point 5.2 (c) of the Agreement “IPO. The Purchaser will have taken all such steps as are reasonably necessary to ensure that the IPO occurs no later than 30 September 2021”.

(iii)	Point 11.1 of the Agreement “IPO each of the Parties shall take all steps necessary to fulfil the Conditions Precedent promptly. Subject to Section 12.2, if the Conditions Precedent are not satisfied, or waived on or before the 30 September 2021 then, the non-defaulting Party may (without limiting their right to claim damages or exercise any other rights and remedies they may have under this Agreement):

(a)	terminate this Agreement with immediate effect;

(b)	defer Closing to a date being not more than 45 Business Days (unless the parties agree other) following 31 March 2021. If the parties having used their respective reasonable endeavors to effect Closing during the intervening period cannot reach an agreement, the Buyer may terminate the agreement with immediate effect; or

(c)	proceed to Closing as far as practicable.

11.2	Notwithstanding the satisfaction of the Condition Precedents, if the IPO does not take place on 30 September 2021 (without limiting the Seller’s right to claim damages or exercise any other rights and remedies the Seller may have against the Purchaser), this Agreement will terminate with immediate effect (unless the Parties agree otherwise in writing prior to such termination).

3.	If any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction neither the legality, validity or enforceability of the remaining provisions hereof nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall in any way be affected or impaired thereby.

4.	This Extension Letter may be executed in one or more counterparts, each of which shall be an original but which together (including facsimile or scanned exchanged signed counterparts) shall constitute the same agreement.

5.	This Extension Letter shall be governed by and construed in accordance with the laws of Singapore and the parties hereto hereby submit to the non-exclusive jurisdiction of the Courts of Singapore.

AGREED by the Parties hereto the day and year first above written

Genius Group Ltd.

By:	/s/ Roger Hamilton

Name:	Roger Hamilton

Title:	CEO

Witness

Name:	Daniel Acutt

Address:	603 Orton House, 81 Plough Lane,
Wimbledon, Sw17 0RF, United Kingdom

SIGNED and delivered as a Deed by:

Property Mastermind International PTE Ltd.,

By:	/s/ Simon Zutshi

Name:	Simon Zutshi

Title:	Director

Witness

Name:	Ravi Chauhan

71-75 Shelton St
Address:	London
WC2H

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (“Agreement”) is entered into on the 30 November 2020, BETWEEN:

Genius Group Ltd (the “Purchaser”), a public company duly organised and operating under the Laws of Singapore, having its registered seat at 8 Amoy Street, #01-01 Singapore 049950 represented by Roger James Hamilton.

AND

Property Mastermind International PTE Ltd. (the “Seller” or “Party”), a private company limited by shares duly organised and operating under the Laws of Singapore, with registered seat in Upper Serangoon Road #02-08, Choon Kim House, Singapore 534649 represented by Simon Zutshi.

Contents

1.	Definitions	1

2.	Purchase and Sale of Sale Shares	8

3.	Calculation of the Purchase Price	8

4.	IPO	11

5.	Conditions Precedent	11

6.	Pre-closing Actions	12

7.	Closing, Delivery and Payment	13

8.	Warranties	14

9.	Indemnification and Damages	17

10.	Limitation of Liability	18

11.	Termination	19

12.	Interim Rights Over Sale Shares	20

13.	Purchaser Post Completion Covenants	21

14.	Confidentiality	21

15.	Stamp Duty	23

16.	Data Protection	23

17.	Arbitration	23

18.	General Provisions	23

Appendix 1		27

Appendix 2		29

1

WHEREAS:

(A)	Genius Group Ltd. (hereinafter referred to as the “Purchaser” or “GG”) is a public limited company duly incorporated and operated under the Laws of Singapore that is acquiring and integrating other companies to grow globally.

(B)	Property Mastermind International PTE Ltd., is a private company limited by shares duly organised and operating under the Laws of Singapore, (the “Seller”) holding the following shares in the following two companies:

(i)	five (5) ordinary shares, constituting one hundred percent (100%) of the share capital of the Property Investors Network Ltd, a private company limited by shares (hereinafter referred to as “PIN”), registered under the number 8166332 at the Register for the Companies for England and Wales with its registered office at Quadrant Court Calthorpe Road Edgbaston Birmingham B15 1TH; and

(ii)	two (2) ordinary shares, constituting one hundred percent (100%) of the share capital of the Mastermind Principles Limited, a private company limited by shares (hereinafter referred to as “MPL”), registered under the number 07106363 at the Register for the Companies for England and Wales with its registered office at Quadrant Court Calthorpe Road Edgbaston Birmingham B15 1TH.

(C)	The Purchaser desires to acquire the Sale Shares of the Seller. Consequently, the Purchaser has offered to acquire the Sale Shares from the Seller and the Seller has agreed to sell and transfer the said Sale Shares (free from all Encumbrances and together with all rights, title and interest therein on the terms and conditions set forth in this Agreement) to the Purchaser for the Purchase Price.

(D)	The Seller, the Companies, and the Purchaser (the “Parties”) have agreed to make certain warranties, covenants and agreements in connection with the transactions contemplated by this Agreement.

NOW THEREFORE, in consideration of the above recitals, the warranties, covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are now acknowledged, the Parties agree as follows:

1.       DEFINITIONS

1.1.       Defined Terms:

(a)	The terms below have the following meanings when used in this Agreement in capitalized form unless otherwise expressed

“£”, “Pound Sterling”	means the lawful currency of United Kingdom;

“2020 Management Accounts”	means the unaudited management accounts of each of the Companies including the balance sheet as at 31 December 2020 and the unaudited profit and loss statement for the period from 1 January 2020 through to 31 December 2020, prepared in accordance with UK GAAP;

“Affiliate”	means with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person;

“Agreed”	means acceptance by both Parties as to the content of a document including the calculations therein;

“Agreement” or “the Agreement” or “this Agreement”	means this Share Purchase Agreement and shall include the recitals and/or schedules attached hereto, and the contracts, certificates, disclosures and other documents to be executed and delivered pursuant hereto, if any and any amendments made to this Agreement by the Parties in writing;

“Annual Revenue”	means the total amount of money made from sales or services in a given year before costs or expenses are taken out;

“Assets”	means all of the property, rights and assets of both Companies;

“Books and Records”	means all files, documents, instruments, papers, relating to the Business or Condition of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs and operating data;

“Business Day”	means any day other than a Saturday, a Sunday, a public holiday or a day on which banking institutions in Singapore are authorised or obligated by Law to be closed;

“Claims”	means any demand, claim, action, cause of action, notice, suit, litigation, prosecution, mediation, arbitration, enquiry, assessment or proceeding made or brought by or against a Party, however arising and whether present, unascertained, immediate, future or contingent, losses, Liabilities, Damages, costs and expenses, including reasonable legal fees and disbursements in relation thereto;

“Closing Date”	means the date on which (i) the IPO occurs (unless agreed otherwise between the Parties); and (ii) Closing takes place in accordance with the terms of this Agreement;

“Closing”	means the sale and purchase of the Sale Shares in accordance with the terms of this Agreement;

“Companies”	means PIN and MPL;

“Conditions Precedent”	means the conditions precedent to Purchaser’s purchase of the Sale Shares as set out in this Agreement;

“Customer Confidential Information”	means any information disclosed (whether disclosed in writing, orally or otherwise) by the Customer to the Company that is marked as “confidential”, described as “confidential” or should have been understood by the Company at the time of disclosure to be confidential;

“Customer Data”	means the data, text, drawings, diagrams, images or sounds (together with any database made up of any of these) which are embodied in any electronic, magnetic, optical or tangible media, including any Customer’s Confidential Information, as defined in Article 4 of Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (General Data Protection Regulation) or any other applicable data protection legislation;

“Damages”	means: (a) any and all monetary (or where the context so requires, monetary equivalent of) damages, fines, fees, penalties, Losses, and out-of-pocket expenses (including without limitation any liability imposed under any award, writ, order, judgment, decree or direction passed or made by any Person); (b) subject to applicable Law, any punitive, or other exemplary or extra contractual damages payable or paid in respect of any contract; and (c) amounts paid in settlement, interest, court costs, costs of investigation, reasonable fees and expenses of legal counsel, accountants, and other experts, and other expenses of litigation or of any Claim, default, or assessment;

“Director”	shall mean and include the Director Simon Zutshi;

“Director’s Loan”	means the interest free loan from MPL to the Seller, for such amount as is outstanding as at the Closing Date, which, for the avoidance of doubt, shall be not less than £1,500,000 and which includes those loans more specifically set out in Appendix 1;

“EBITDA”	means the net earnings before interest, taxation, depreciation and amortization shown as “Net Profit” in the management accounts of the Companies including for the avoidance of doubt, the 2020 Management Accounts;

“Encumbrance”	with respect to any property or Asset or securities, shall mean: (a) any mortgage, charge (whether fixed or floating), pledge, Lien, hypothecation, assignment, deed of trust, security interest, equitable interest, title retention agreement, voting trust agreement, commitment, restriction or limitation or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including without limitation any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law; (b) any voting agreement, interest, option, pre-emptive rights, right of first offer, refusal or transfer restriction in favour of any Person; and (c) any adverse claim as to title, possession or use; “Encumber” and “Encumbered” shall be construed accordingly;

“Exchange Rate”	means the Pound Sterling to United States Dollar ($) foreign exchange spot rate as quoted by the Bank of England;

“Execution Date”	means the date of this Agreement;

“Final Purchase Price”	means the Purchase Price as indicated in Section 3 point 3.1 of this Agreement. (a) ; (b)

“GAAP”	means the Generally Accepted Accounting Practice in the UK;

“GG Shares”	means most senior class of shares in issue of the Public Limited Company Genius Group with registered seat in Singapore;

“Indemnified Party”	has the meaning set out in Section 10.1;

“Indemnifying Party”	has the meaning set out in Section 10.1;

“Purchase Price”	has the meaning given in Section 3;

“Intellectual Property”	means collectively or individually, the following worldwide rights relating to intangible property, whether or not filed, perfected, registered or recorded and whether now or hereafter existing, filed, issued or acquired: (a) patents, patent applications, patent disclosures, patent rights; (b) rights associated with works of authorship, including without limitation, copyrights, copyright applications, copyright registrations; (c) rights in trademarks, trademark registrations, and applications thereof, trade names, service marks, service names, logos, or trade dress; (d) rights relating to the protection of trade secrets and confidential information; (e) internet domain names, Internet and World Wide Web (WWW) URLs or addresses; and (f) all other intellectual, information or proprietary rights anywhere in the world including rights of privacy and publicity, rights to publish information and content in any media;

“IPO”	means the admission of all or any of the GG Shares or securities representing those shares (including without limitation depositary interests, American depositary receipts, American depositary shares and/or other instruments) to be traded or quoted on the NYSE American;

“Law” or “Laws”	shall mean any statute, law, regulation, ordinance, rule, Court Order, notification, order, decree, bye-law, permits, licenses, approvals, consents, authorisations, government approvals, directives, guidelines, requirements or other governmental restrictions, or any similar form of decision of, or determination by, or any interpretation, policy or administration, having the force of law of any of the foregoing, in the jurisdiction of Singapore, unless otherwise states, over the matter in question, whether in effect as of the date of this Agreement or thereafter;

“Liabilities”	means with respect to any person any direct or indirect liability, indebtedness, obligation, expense, deficiency, guaranty or endorsement of or by such person of any type, known or unknown, and whether accrued, absolute, contingent, unmatured, matured, otherwise due or to become due;

“Losses”	means any and all losses, Liabilities, Claims, damages, write downs, reductions in value (including reduction in the value of the Sale Shares), costs (including costs of any assessment, investigation, defence, settlement or proceedings in respect of tax or any other legal proceedings), expenses (including reasonable legal costs and attorneys’ fees) or other obligations;

“Material Adverse Effect”	means a material adverse effect on: (a) the business, operations, affairs, financial condition, assets or properties of the Companies (not being an event affecting or likely to affect generally all companies carrying on similar businesses in countries in which they carry on business); or (b) the ability of the Companies to perform its obligations under this Agreement; or (c) the validity or enforceability of this Agreement;

“Prevailing Market Price”	average of the daily closing prices of the GG Shares for 30 consecutive trading days immediately preceding the day in question after appropriate adjustment for dividends, subdivisions, combinations or reclassifications occurring within said 30-day period;

“Relevant Price”	means the 2021 Price, as the context may require;

“Reporting Accountants”	means a firm of Chartered Accountants to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;

“Sale Shares”	means the Shares in PIN in the amount of five (5) shares constituting one hundred percent (100%) of the share capital in PIN and the shares in MPL in the amount of two (2) shares constituting one hundred percent (100%) of the share capital in MPL;

“Share Purchase”	has the meaning set out in Section 2.1;

“Shareholder”	means the Shareholders of the Seller;

“Substantiated Claim”	a Claim in respect of which liability is admitted by the defaulting party, or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are prevented by passage of time or otherwise from making an appeal;

“Transaction Documents”	means this Agreement together with the Appendices hereto, the Managers Contract Agreement, and the documents listed in Section 8.2(a) to(e);

“Transfer” (including with correlative meaning, the terms “Transferred by” and “Transferability”)	shall mean to transfer, sell, assign, pledge, hypothecate, create a security interest in or lien on, place in trust (voting or otherwise), exchange, gift or transfer by operation of Law or in any other way subject to any Encumbrance or dispose of, whether or not voluntarily; and

“Valuation Date”	means the date on which the Purchase Price is Agreed or deemed Agreed between the Parties in accordance with Section 3.

1.2.	Interpretation

(a)	In this Agreement:

(i)	Words denoting any gender shall be deemed to include all other genders;

(ii)	Words importing the singular shall include the plural and vice versa, where the context so requires;

(iii)	The terms “hereof”, “herein”, “hereby”, “hereto” and other derivatives or similar words, refer to this entire Agreement or specified Sections of this Agreement, as the case may be;

(iv)	Reference to the term “Section” shall be a reference to the specified Section or Schedule of this Agreement;

(v)	Any reference to “writing” includes printing, typing, lithography and other means of reproducing words in a permanent visible form.

(vi)	The term “directly or indirectly” means directly or indirectly through one or more intermediary persons or through contractual or other legal arrangements, and “direct or indirect” shall have correlative meanings;

(vii)	All headings and sub-headings of Sections, and use of bold typeface are for convenience only and shall not affect the construction or interpretation of any provision of this Agreement;

(viii)	Reference to any legislation or Law or to any provision thereof shall include references to any such Law as it may, after the Execution Date, from time to time, be amended, supplemented or re-enacted, and any reference to statutory provision shall include any subordinate legislation made from time to time under that provision;

(ix)	Reference to the word “include” or “including” shall be construed without limitation;

(x)	Terms defined in this agreement shall include their correlative terms;

(xi)	Time is of the essence in the performance of the Parties’ respective obligations. If any time period specified herein is extended, such extended time shall also be of essence;

(xii)	References to the knowledge, information, belief or awareness of any Person shall be deemed to include the knowledge, information, belief or awareness of such Person after examining all information which would be expected or required from a Person of ordinary prudence;

(xiii)	All references to this Agreement or any other Transaction Document shall be deemed to include any amendments or modifications to this Agreement or the relevant Transaction Document, as the case may be, from time to time;

(xiv)	Reference to days, months and years are to calendar days, calendar months and calendar years, respectively, unless defined otherwise or inconsistent with the context or meaning thereof; and

(xv)	Any word or phrase defined in the recitals or in the body of this Agreement as opposed to being defined in Section 1.1 shall have the meaning so assigned to it, unless the contrary is expressly stated or the contrary clearly appears from the context.

2.	PURCHASE AND SALE OF SALE SHARES

2.1.	The Seller agrees to sell and the purchaser agrees to purchase the Sale Shares for the Final Purchase Price. The Sale Shares shall be sold free from all Encumbrances and together with all rights and privileges attached to them (including all dividends and distributions declared, made or paid on or after the Execution Date) at the Execution Date or subsequently becoming attached to them.

2.2.	For the avoidance of doubt, Parties acknowledge, that the transaction contemplated herein includes all rights, title, interest and benefits appertaining thereto, Books and Records, and the Assets and Liabilities as detailed in Appendix 1. The purchase also includes all contracts, intellectual property, goodwill, Customer Data and ongoing operations of the Companies, subject to compliance with the relevant data protection laws.

3.	PURCHASE PRICE

3.1.	The Purchase Price shall be 1x the Annual Revenue in 2020 with 90% payment in Shares of GG and 10% payment in cash.

3.2.	The process to calculate and pay the first instalment of the Purchase Price will be for the Parties to review and agree on the 2020 Annual Revenue once final Management Accounts are presented and approved, and for this to take place no later than 15th February 2021. The share portion of the Purchase Price will be paid through the issuing of GG shares on the Closing Date to the Seller at the pre-IPO share price of $34.87, and the cash portion will be paid within 7 days of the Date of IPO of GG.

3.3.	Both Parties agree that other than the Companies’ 2020 financial years, which shall begin on 31st March 2020 and end on 31st December 2019, the financial years for the Companies shall begin on 1st January and end on the 31st December each year. Within fifteen (15) Business Days of the Closing Date, the Purchaser shall procure that the accounting reference date for each of the Companies is changed from the 31st March to the 31st December.

3.4.	No later than 15th February 2021, the Seller shall provide to the Purchaser a copy of the 2020 Management Accounts and an estimate of the Purchase Price. (“Purchase Price Statement”).

3.5.	The Purchaser shall, within ten (10) Business Days of receipt of the Initial Purchase Price Statement, notify the Seller in writing whether:

(a)	the Purchaser accepts the Purchase Price Statement; or

(b)	the Purchaser rejects the Purchase Price Statement, in which case, the notice shall detail the basis upon which the Purchaser rejects the Purchase Price Statement.

3.6.	Where the Purchaser notifies the Seller in accordance with Section 3.4 that it does not accept the Purchase Price Statement, the Parties shall attempt in good faith, to reach agreement in respect of the Purchase Price Statement. If the Parties are unable to agree the Purchase Price within fifteen (15) Business Days following receipt by the Seller of the Purchaser’s rejection notice in accordance with Section 3.4., the dispute shall be referred to the Reporting Accountants in accordance with Paragraph 2 of Appendix 2.

3.7.	If:

(a)	the Purchaser accepts the Purchase Price Statement (either as originally submitted by the Seller or after adjustments agreed between the Seller and the Purchaser pursuant to Section 3.5); or

(b)	the Purchaser fails to notify the Seller of its non-acceptance of the Purchase Price Statement within the timeframe set out in Section 3.4,

then the estimate of the Purchase Price in the Purchase Price Statement shall be treated as Agreed, be final and binding on the Parties and be payable by the Purchaser in accordance with the terms of this Agreement.

3.8.	The Purchaser shall:

(a)	on the Closing Date, pay ninety percent (90%) of the Purchase Price as Agreed in accordance with Section 3.6 (the “Agreed PP”) by issuing to the Seller GG Shares with an aggregate value of ninety percent (90%) of the estimated Purchase Price (the “Consideration Shares”). The Consideration Shares shall be issued to the Seller fully paid at a deemed price per share of thirty four US Dollars and eighty seven cents ($34.87) (“Deemed Issue Price”) and rank pari passu with other GG Shares in issue.

(b)	within seven (7) days of the IPO, pay the outstanding ten percent 10%) of the Agreed PP in cash by electronic funds transfer by the Purchaser to the account of the Seller (details of which shall be provided by the Seller prior to the Closing Date).

3.9.	If, while the Seller is entitled to the issue of Consideration Shares, there is:

(a)	a subdivision, consolidation or reclassification of GG Shares; and

(b)	a consolidation, amalgamation or merger of the Purchaser with or into another entity (other than a consolidation, amalgamation or merger following which the Purchaser is the surviving entity and which does not result in any reclassification of, or change in, the GG Shares), then the Purchaser shall adjust the Deemed Issue Price, conditional on any such event occurring, but with effect from the date of the relevant event (an “Adjustment”) so that, after such Adjustment:

(c)	the total number of Consideration Shares issued or to be issued to the Seller carry as nearly as possible (and in any event not less than) the same proportion of the voting rights attached to the fully diluted share capital and the same entitlement to participate in the profits and assets of the Purchaser (including on liquidation) as if there had been no such event giving rise to the Adjustment; and

(d)	the aggregate price payable for all Consideration Shares issued or to be issued at the Deemed Price shall equal the same aggregate price as would be deemed payable for such Consideration Shares immediately before the occurrence of the event giving rise to the Adjustment.

3.10.	Any payments to be made under the terms of this Agreement shall be made in Pound Sterling.

3.11.	GG shall, within ten (10) Business Days of the Closing Date, pay to MPL, on behalf of the Seller, £1,500,000 of the amount then outstanding in respect of the Director’s Loan and hereby waives from the Closing Date, on behalf of GG and MPL, any obligation on the part of the Seller to repay £1,500,000 of the Director’s Loan. The Seller undertakes to repay, within three years of the Closing Date, any and all amounts of the Director’s Loan then outstanding that exceeds £1,500,000.

3.12.	All sums payable by the Purchaser under this Agreement shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Purchaser shall pay such additional amount as shall be required to ensure that the net amount received by the Seller under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

4.	IPO

4.1.	The Purchaser shall use best endeavours to ensure that the IPO occurs no later than 31 March 2021. The Seller shall not be obliged to give warranties or indemnities (except a warranty as to title to the Consideration Shares held by the Seller and capacity of the Seller to enter into such a transaction) in connection with the IPO.

4.2.	The Seller shall, at the Purchaser’s expense, abide by any rules or restrictions imposed by NYSE American on the Seller as part of the IPO process.

5.	CONDITIONS PRECEDENT

5.1.	Seller’s Conditions Precedent to Closing. The obligations of the Purchaser to purchase and pay for the Sale Shares on Closing Date are subject to the satisfaction, or waiver in writing by the Purchaser at or prior to the Closing, of the following conditions:

(a)	Compliance with obligations. The Companies and the Seller shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing and shall have obtained all approvals, consents and qualifications necessary to complete the sale and purchase of the Sale Shares;

(b)	No Proceedings. No administrative, investigatory, judicial, quasi judicial or arbitration proceedings shall have been brought by any Person seeking to enjoin, or seek Damages from any party in connection with the sale and purchase of the Sale Shares, and no order, injunction, or other action shall have been issued, pending or threatened, which involves a challenge or seeks to or which prohibits, prevents, restrains, restricts, delays, makes illegal or otherwise interferes with the consummation of any of the transactions contemplated under the Agreement and the Transaction Documents;

(c)	Capital Structure and Shareholding. No change in the capital structure of the Seller or rights attached to the Shares shall have taken place prior to the Closing Date, unless such changes have been disclosed to and agreed with the Purchaser;

(d)	Accuracy of Warranties. A certificate, dated as of Closing Date, executed by the Seller, certifying that the warranties set out in Section 8 are true and correct.

5.2.	Purchaser’s Conditions Precedent to Closing. The obligations of the Purchaser to buy the Sale Shares on the Closing Date are subject to the satisfaction, or waiver at or prior to the Closing, of the following conditions:

(a)	Compliance with obligations. The Purchaser shall have performed and complied in all respects with all agreements, obligations and conditions contained in the Agreement that are required to be performed or complied with on or before Closing;

(b)	Consents and Waivers. The Purchaser will have obtained all necessary consents, waivers and no-objections in writing from any Person as may be required under any applicable Law or contract or otherwise for the execution, delivery and performance of the Transaction Documents, including without limitation, Consents, waivers and no-objections in respect of the issue of the Consideration Shares, free from all Encumbrances;

(c)	IPO. The Purchaser will have taken all such steps as are reasonably necessary to ensure that the IPO occurs no later than 31 March 2021.

5.3.	Co-operation. The Parties shall co-operate with each other in good faith and provide all requisite assistance for the satisfaction of any of the Conditions Precedent upon being reasonably requested to do so by the other Party. If any Party becomes aware of anything which will or may prevent any of the Conditions Precedent the relevant Party shall notify the other Party in writing as soon as practicable.

5.4.	On the Execution Date:

(a)	the Seller shall deliver to the Purchaser:

(i)	a copy of this Agreement duly signed by the Seller; and

(ii)	a copy of the resolutions of the board of directors of the Seller approving the entry into the Transaction Documents to which it is a party.

(b)	the Purchaser shall deliver to the Seller:

(i)	a copy of this Agreement duly signed by the Purchaser; and

(ii)	a copy of the resolutions of the board of directors of the Purchaser approving the entry into the Transaction Documents to which it is a party.

6.	PRE-CLOSING ACTIONS

6.1.	Between the Execution Date and the Closing Date, except as expressly permitted or required by this Agreement or with the prior written consent of the Purchaser, the Companies and the Seller shall:

(a)	not directly or indirectly initiate or engage in discussions or negotiations with any other Person for the purpose of any transactions in respect of any Shares or Assets of the Companies, including creation of any interest, direct, indirect, current, future or contingent, in the Shares or Assets of the Companies;

(b)	not carry out any action or omission which may affect the proposed transaction under this Agreement or which may reduce or dilute the effective shareholding of the Purchaser upon Closing or which may change the shareholding of the Seller;

(c)	not pass any resolution, which is inconsistent with any provision of, or transactions contemplated under, the Transaction Documents;

(d)	conducts its operations other than in the ordinary course of business;

(e)	comply with all applicable Laws;

(f)	not make any amendments to the Memorandum or Articles of Association except as contemplated in this Agreement; and

(g)	not agree or otherwise commit to take any of the actions described in the foregoing sub sections (a) through (f).

6.2.	Reporting requirements. During the period between the Execution Date and the Closing Date:

(a)	the Companies and the Seller shall promptly advise the Purchaser in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, has had or may reasonably be expected to have a Material Adverse Effect; and

(b)	the Purchaser shall promptly advise the Seller in writing of any event, occurrence, fact, condition, change, development or effect that individually or in the aggregate which may reasonably be expected to result in the delay or cancellation of the IPO

6.3.	Access to Board Meetings, Documents, Etc. The Seller and the Companies shall allow the Purchaser and its representatives to have reasonable access until the Closing Date to the Companies’ books and records, and other relevant documents necessary for the transactions contemplated herein.

6.4.	No Actions to Cause Warranties to be Untrue. From the period of the Execution Date to the Closing Date, except as otherwise expressly contemplated in the Transaction Documents or agreed in writing by the Purchaser, the Seller shall not take, or agree or otherwise commit to take, any of the foregoing actions or any other action that if taken would reasonably be expected to cause any of the warranties set out in Section 9 to be untrue.

7.	CLOSING, DELIVERY AND PAYMENT

7.1.	Closing. Subject to the satisfaction or waiver of the Conditions Precedent to Closing, their continued satisfaction or waiver immediately prior to Closing, Closing shall take place virtually and, unless agreed otherwise between the Parties, will occur immediately prior to the IPO.

7.2.	At Closing, the Seller shall deliver to the Purchaser the following documents:

(a)	a stock transfer form in relation to the Sale Shares duly executed by the Seller in favour of the Purchaser (or as it may direct);

(b)	the share certificates for the Sale Shares in the name of the Seller or an indemnity in the agreed form if the certificate is lost;

(c)	the statutory and minute books (written up to the Closing Date) and common seal (if any), certificate of incorporation, any certificate or certificates of incorporation on change of name, copies of its memorandum and articles of association, and the authentication code issued by the Registrar of Companies for the Companies;

(d)	all books of account, financial and accounting records (including Tax records and computations), correspondence, documents, files, memoranda and other papers relating to the Company (in whatever form);

(e)	any other document that may be reasonably required by the Purchaser pursuant to Closing under.

7.3.	On the Closing Date, the Seller shall procure that the director of each of the Companies provides a duly signed written resolution of the board of directors of the company which authorises and approves (i) the transfer of the relevant Sale Shares to the Purchaser (subject to stamping) for registration in the company’s statutory register; and (ii) the appointment of a director of the Company, as reasonably instructed by the Purchaser, with effect as of the Closing Date; and (iii) the execution by the company of all other documents contemplated by this Agreement to which the Company is a party.

7.4.	At Closing the Purchaser shall:

(a)	issue the Consideration Shares.

7.5.	The obligations of each of the Parties in this Section are interdependent on each other. Closing shall not occur unless all of the obligations specified in this Section are complied with and are fully effective.

7.6.	Notwithstanding anything to the contrary, all transactions contemplated by this Agreement to be consummated at the Closing shall be deemed to occur simultaneously and no such transaction shall be deemed to be consummated unless all such transactions are consummated.

7.7.	All payments or cash-amounts due from the Purchaser to the Seller pursuant to this Agreement, , shall be paid in GBP within five (5) Business Days of being Agreed.

7.8.	All GG Shares issued to the Seller pursuant to this Agreement, including, without limitation, in respect of the Agreed PP, shall be issued within five (5) Business Days based on the Prevailing Market Price and Exchange Rate on such date of issue.

8.	WARRANTIES

8.1.	Warranties of the Seller. The Seller warrants to the Purchaser that each of the statements set out in Sections 9.2 to 9.7 (Warranties of the Seller) is true and accurate as of the Execution Date (which warranties shall be deemed to be repeated as of the Closing Date by reference to the facts and circumstances then existing as if references in such warranties to the Execution Date were references to the Closing Date).

8.2.	Authorization by Seller. This Agreement has been duly authorized, executed and delivered by the Seller and creates legal, valid and binding obligations of the Seller, enforceable in accordance with its terms. No consent, approval or authorization of any Person or entity is required in connection with the Seller execution or delivery of this Agreement or the consummation by the Seller of the transactions contemplated by this Agreement, except for the approval of the Board to the transfer of the Sale Shares from the Seller to the Purchaser.

8.3.	Organization. Each of PIN and MPL is a private limited company duly organized and validly existing under the laws of England and Wales, has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and holds its assets as, and in the places where, such Assets are currently owned, operated and held.

8.4.	Share Ownership Etc.

(a)	Seller is the owner of the Sale Shares. The Seller has the sole voting power, sole power of disposition and the sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Sale Shares proposed to be transferred by the Seller hereunder, with no limitations, qualifications or restrictions on such rights.

(b)	All of the Sale Shares held by the Seller are fully paid and beneficially owned by the Seller free and clear from all Encumbrances, and the Seller has full right, power and authority to sell, transfer, convey and deliver to the Purchaser good, valid and marketable title to the Sale Shares held by the Seller in accordance with the terms of this Agreement.

(c)	The Sale Shares held by the Seller are not the subject matter of any claim, action, suit, investigation or other proceeding or judgment or subject to any prohibition, injunction or restriction on sale under any decree or order of any Governmental Authority.

(d)	The Sale Shares held by the Seller was legally acquired, and validly owned and held by the Seller. The Seller warrants that the Sale Shares held by them were acquired and are held in compliance with the applicable Law.

(e)	There are no outstanding or authorized obligations, rights including allotment, pre-emptive rights, rights of first refusal pursuant to any existing agreement warrants, options, or other agreements including voting agreements, contracts, arrangements entered into by the Seller and binding upon the Companies, of any kind that gives any Person the right to purchase or otherwise receive the Sale Shares (or any interest therein).

(f)	there are no matters within the actual knowledge of the Purchaser, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Seller;

(g)	Seller has not, nor has anyone authorized on his behalf, done, committed or omitted any act, deed, matter or thing whereby any of the Sale Shares owned by the Seller are or may be forfeited or extinguished.

(h)	No Taxes are required to be deducted at source or withheld by the Purchaser under Law from payments to be made to the Seller for the Sale Shares.

8.5.	No Conflicts. The execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not:

(a)	violate, conflict with, result in or constitute a default under, result in the termination, cancellation or modification of, accelerate the performance required by, result in a right of termination under, or result in any loss of benefit under: (i) any material contract to which the Seller or the Companies is a party; (ii) a material permit/license; (iii) any agreements relating to the indebtedness of the Companies, or the Seller (v) any agreements entered into between any or the Seller or the Companies or any of its respective Affiliates; or

(b)	violate or conflict with any applicable Law to which the Companies, the Seller or any of their respective property is subject.

8.6.	No Proceedings. There are no legal or governmental proceedings pending to which either of the Seller or the Companies is a party or to which any of the property of either of the Seller or the Companies or Sale Shares is subject, and which in either case could reasonably be expected to have an adverse effect on the power or ability of either of the Seller or the Companies to perform theirs obligations under this Agreement.

8.7.	Knowledge. There are no matters within the actual knowledge of the Seller, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Purchaser.

8.8.	Purchasers Warranties. The Purchaser warrants to the Seller at the Execution Date and as at the Closing Date as follows:

(a)	has all requisite power and authority to enter into this Agreement, to perform its obligations there under and to consummate the transaction contemplated hereby. The execution and delivery of this Agreement by the Purchaser and the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby, have been duly authorized by all necessary actions;

(b)	this Agreement constitutes valid, legally binding and enforceable obligations of the Purchaser;

(c)	the Purchaser possess funding, or is the recipient of, binding, irrevocable and unconditional funding commitments, which will allow it to meet its obligations to make the payments due under this Agreement;

(d)	there are no matters within the actual knowledge of the Purchaser, its Affiliate or any of their officers or employees at the Closing Date which will or may entitle any of them to make a claim under this Agreement against the Seller;

(e)	the execution, delivery and performance of and compliance with this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not violate or conflict with any applicable Law to which the Purchaser or its property is subject;

(f)	all corporate action on part of the Purchaser, to the extent necessary under its governing documents that are required for the issuance of the Consideration Shares, free from all Encumbrances have been duly taken and adopted and are in full force and effect as of the date hereof.

8.9.	Each of the Parties shall give the other Parties prompt notice in writing of any event, condition or circumstance (whether existing on or before the Execution Date or arising thereafter) that would cause any of their respective warranties to become untrue or incorrect or incomplete or inaccurate or misleading in any respect, that would constitute a violation or breach of any of the warranties as of any date from the Execution Date or that would constitute a violation or breach of any terms and conditions contained in this Agreement. This requirement shall not prejudice the right of the Parties to bring a Claim for any breach of the warranties. Each Party undertakes to notify the other Parties promptly after becoming aware of such event, in any event no later than 10 (ten) days after becoming aware of such event.

8.10.	Each of the warranties shall be construed as a separate warranty, covenant or undertaking, as the case may be, and shall not be limited by inference from the terms of any other warranty or by any other term of this Agreement.

9.	INDEMNIFICATION AND DAMAGES

9.1.	In consideration of the purchase of the Sale Shares by the Purchaser from the Seller hereunder, each Party (“Indemnifying Party”) agrees to indemnify, defend and hold harmless, the other Party, its Affiliates and each of their respective partners, officers, employees, shareholders, partners, agents, as the case may be from and against, any and all, damages, Losses, Liabilities, obligations, fines, penalties, levies, action, investigations, inquisitions, notices, suits, judgments, claims of any kind including third party claims, interest, governmental and statutory action, costs, litigation and arbitral costs, taxes or expenses (including without limitation, reasonable attorney’s fees and expenses) (collectively referred to as “Loss”) suffered or incurred, directly or indirectly by any Indemnified Party as a result of:

(a)	any misrepresentation or inaccuracy in any Warranty made by such Indemnifying Party, or any failure by such Indemnifying Party to perform or comply with any agreement, obligation, liability, warranty, term, covenant or undertaking contained in this Agreement;

(b)	any fraud committed by the Indemnifying Party, at any time.

9.2.	In the event either Party makes any payment pursuant to this Section 10 (Indemnification), the same shall be grossed up to take into account any Taxes, payable by the Indemnified Parties on such payment.

9.3.	The indemnification rights of the Indemnified Parties under this Agreement are independent of, and in addition to, such other rights and remedies as Indemnified Parties may have at Law or in equity or otherwise, including the right to seek specific performance or other injunctive relief, none of which rights or remedies shall be affected or diminished thereby.

9.4.	The above indemnity shall take effect upon Closing and shall lapse on the first anniversary of the Closing Date.

10.	LIMITATION OF LIABILITY

10.1.	Save as provided in Section 11.9, the provisions of this Section 11 shall operate to limit the liability of each party in relation to any Claim under this Agreement (including, for the avoidance of doubt, under Section 10).

10.2.	The aggregate liability of each party for all Substantiated Claims shall not exceed the amount of the Final Purchase Price actually received by the Seller under this Agreement. For the purposes of assessing whether the limit has been reached, the liability of the Seller shall be deemed to include the amount of all costs, expenses and other liabilities (together with any VAT thereon) payable by it in connection with the settlement or determination of any Claim.

10.3.	Neither party shall be liable for a Claim unless:

(a)	its liability in respect of such Claim exceeds £50,000 (“De Minimis Threshold”); and

(b)	the aggregate amount of all Claims for which it would, in the absence of this Section 11.3(b), be liable shall exceed £250,000 (“Basket”) and in such event the party shall be liable for the whole of such amount and not merely the excess, for the purposes of calculating Claims counting towards the De Minimis Threshold and/or Basket, such calculation shall exclude all costs, expenses and other liabilities (together with any irrecoverable VAT thereon) incurred or to be incurred by the Purchaser in connection with the formalisation of any such Claim.

10.4.	The written notice of a Claim shall give full details (so far as such details are known to the claiming party) of the nature of the Claim, the circumstances giving rise to it and the claiming party’s bona fide estimate of any alleged loss.

10.5.	Any Claim notified under Section 11.4 shall be deemed to be irrevocably withdrawn (if it has not been previously satisfied, settled or withdrawn) unless legal proceedings in respect thereof have been commenced in respect of a Claim within six (6) months of the giving of written notice of the Claim; and for this purpose legal proceedings shall not be deemed to have commenced unless both issued and served, provided that in the event of a Contingent Claim, legal proceedings must have been so commenced with six (6) months of the Contingent Claim becoming an actual liability.

10.6.	Neither Party shall be liable for a Claim:

(a)	where the matter giving rise to the Claim is within the actual knowledge of the other Party, its officers or employees or its advisers before the Closing Date.

(b)	unless and until such Claim becomes a Substantiated Claim;

(c)	arising from an act (including an intentional failure to act) or transaction, whether before, at or after Closing, either undertaken (i) in accordance with this Agreement; or (ii) at the written request or direction of, or with the written consent of, the other Party or any member of the other Party’s group.

10.7.	If the same fact, matter, event or circumstance gives rise to more than one Claim, neither party shall be entitled to recover more than once in respect of such fact, matter, event or circumstance.

10.8.	Where a party is entitled (whether by reason of insurance or otherwise) to recover from a third party (not being a party to this Agreement) any sum in respect of any liability, loss or damage which is the subject of a Claim or for which such a Claim could be made, such party shall use reasonable endeavours to recover from that third party before making any such Claim.

10.9.	Nothing in this Section 11 applies to exclude or limit the liability of either party to the extent that a Claim arises or is delayed as a result of dishonesty, fraud, wilful misconduct or wilful concealment by such party, its agents or advisers.

11.	TERMINATION

11.1.	Each of the Parties shall take all steps necessary to fulfil the Conditions Precedent promptly. Subject to Section 12.2, if the Conditions Precedent are not satisfied, or waived on or before the 31 March 2021 then, the non-defaulting Party may (without limiting their right to claim damages or exercise any other rights and remedies they may have under this Agreement):

(a)	terminate this Agreement with immediate effect;

(b)	defer Closing to a date being not more than 45 Business Days (unless the parties agree other) following 31 March 2021. If the parties having used their respective reasonable endeavours to effect Closing during the intervening period cannot reach an agreement, the Buyer may terminate the agreement with immediate effect; or

(c)	proceed to Closing as far as practicable.

11.2.	Notwithstanding the satisfaction of the Condition Precedents, if the IPO does not take place on 31 March 2021 (without limiting the Seller’s right to claim damages or exercise any other rights and remedies the Seller may have against the Purchaser), this Agreement will terminate with immediate effect (unless the Parties agree otherwise in writing prior to such termination).

11.3.	Any termination of this Agreement shall be without prejudice to any rights and obligations of the Parties accrued or incurred prior to the date of such termination, which shall survive the termination of this Agreement.

12.	INTERIM RIGHTS OVER SALE SHARES

12.1.	The Seller declares that for so long as it remains the registered holder of any of the Sale Shares after Closing it shall:

(a)	hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of the Sale Shares after Closing and all rights arising out of or in connection with the Sale Shares in trust for the Purchaser and its successors in title; and

(b)	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as the Purchaser or any such successor may direct; and

(c)	if so requested by the Purchaser or any such successor:

(i)	vote at all meetings which the Seller shall be entitled to attend as the registered holder of the Sale Shares in such manner as the Purchaser or any such successor may direct; and

(ii)	execute all instruments of proxy or other documents which the Purchaser may reasonably require and which may be necessary or desirable or convenient to enable the Purchaser or any such successor to attend and vote at any such meeting.

12.2.	The Seller authorises and directs:

(a)	the Company to send any notices in respect of its holding of Sale Shares to the Purchaser; and

(b)	the Purchaser to complete, in such manner as the Purchaser thinks fit, and to return proxy cards, consents to short notice and any other document required or proposed to be signed by the Seller in the Seller’s capacity as a member.

12.3.	With effect from Closing until such time as the Purchaser has been entered in the Companies’ register of members as the registered holder of the relevant Sale Shares, the Seller:

(a)	irrevocably appoints the Purchaser to be the Seller’s attorney in the Seller’s name and on its behalf to exercise all or any of the voting and other rights, powers and privileges (including the right to receive notices of, execute consents to short notice for and attend, speak and vote at, any general meeting and/or class meeting of each Company (including any adjourned meeting), nominate proxies on the Seller’s behalf and receive and approve any shareholder or class written resolutions) attached to the Sale Shares;

(b)	undertakes to ratify everything done by the Purchaser, as the Seller’s attorney, in pursuance of the power of attorney contained in this Section 13.3; and

(c)	agrees that the power of attorney contained in this Section 13.3 is executed to secure the interest of the Purchaser in the Sale Shares and shall accordingly be irrevocable.

13.	PURCHASER POST COMPLETION COVENANTS

13.1.	The Purchaser undertakes to the Seller that at all times between Closing and 31st December 2023:

(a)	it shall use its best endeavours to maximise the profits generated by the Companies;

(b)	it shall not, directly or indirectly, take any action, or cause or permit anything to be done that could distort the financial performance of the Companies, or with the principal purpose of avoiding or reducing the amount of the Final Purchase Price;

(c)	it shall not sell, transfer or otherwise dispose of all or a material part of the Companies or their Assets (or enter into an agreement to do so);

(d)	it shall not (and shall procure that no other member of Purchaser’s Group shall) divert or redirect any trading, business opportunities or revenues or any customer, client or supplier away from the Companies;

(e)	it shall not cause or permit any of the following:

(i)	a change to the accounting reference date of the Companies other than as contemplated by this Agreement,

(ii)	the proposal or passing of a resolution to wind up the Companies; or

(iii)	any management charges, fees or other intra-group charges or any interest payments on intra-group borrowings to be levied on the Companies by the Purchaser or any other member of the Purchaser group.

(f)	all intra-group transactions between the Companies and another member of the Purchaser’s group shall be undertaken on an arm’s length basis and upon reasonable commercial terms.

13.2.	The Purchaser undertakes that each of the 2021 Management Accounts, the 2022 Management Accounts and the 2023 Management Accounts shall be prepared in accordance with UK GAAP and applicable Law.

14.	CONFIDENTIALITY

14.1.	Confidentiality:

(a)	Each Party shall keep all information relating to each other Party, information relating to the transactions herein and this Agreement (collectively referred to as the “Information”) confidential. None of the Parties shall issue any public release or public announcement or otherwise make any disclosure concerning the Information without the prior approval of the other Party; provided however, that nothing in this Agreement shall restrict any of the Parties from disclosing any information as may be required under applicable Law subject to providing a prior written notice of 10 (Ten) Business Days to the other Parties (except in case of regulatory inquiry or examination, and otherwise to the extent practical and permitted by Law). Subject to applicable Law, such prior notice shall also include (a) details of the Information intended to be disclosed along with the text of the disclosure language, if applicable; and (b) the disclosing Party shall also cooperate with the other Parties to the extent that such other Party may seek to limit such disclosure including taking all reasonable steps to resist or avoid the applicable requirement, at the request of the other Parties.

(b)	Nothing in this Section 15.1 shall restrict any Party from disclosing Information for the following purposes:

(i)	To the extent that such Information is in the public domain other than by breach of this Agreement;

(ii)	To the extent that such Information is required to be disclosed by any applicable Law or stated policies or standard practice of the Parties or required to be disclosed to any Governmental Authority to whose jurisdiction such Party is subject or with whose instructions it is customary to comply;

(iii)	To the extent that any such Information is later acquired by such Party from a source not obligated to any other Party hereto, or its Affiliates, to keep such Information confidential;

(iv)	Insofar as such disclosure is reasonably necessary to such Party’s employees, directors or professional advisers, provided that such Party shall procure that such employees, directors or professional advisors treat such Information as confidential. For the avoidance of doubt, it is clarified that disclosure of information to such employees, directors or professional advisors shall be permitted on a strictly “need-to-know basis”;

(v)	To the extent that any of such Information was previously known or already in the lawful possession of such Party, prior to disclosure by any other Party hereto; and

(vi)	To the extent that any information, materially similar to the Information, shall have been independently developed by such Party without reference to any Information furnished by any other Party hereto.

(vii)	Where other Parties have given their prior approval to the disclosure.

(c)	Any public release or public announcement (including any press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public) containing references the investment made by the Purchaser in the Companies, shall require the prior written consent of the Purchaser.

15.	STAMP DUTY

The Purchaser shall bear the cost of all stamp duty, any notarial fees and all transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment.

16.	DATA PROTECTION

16.1.	Each party acknowledges and agrees, and hereby expressly consents, as follows: (i) in the performance of this Agreement, and the delivery of any documentation hereunder, Customer Data, may be generated, disclosed to a party to this Agreement, and may be incorporated into files processed by either party or by the Affiliates of either party; (ii) Customer Data will be stored as long as such data is necessary for the performance of this Agreement (iii) it warrants that it has all legal right and authority to disclose any Customer Data of any third party it discloses to the other party to this Agreement, and that it has obtained the necessary consents from the relevant third party data subjects to so disclose such Customer Data; (iv) it has been informed of the existence of its right to request access to, removal of or restriction on the processing of its Customer Data, as well as to withdraw consent at any time; and (v) it acknowledges its right to file a complaint with the Customer Data supervisory authority in the relevant jurisdiction.

17.	ARBITRATION

17.1.	Any dispute arising out of or in connection with this contract, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rules”) for the time being in force, which rules are deemed to be incorporated by reference in this Section.

17.2.	The Parties agreed that any arbitration commenced pursuant to this Section shall be conducted in accordance with the Expedited Procedure set out in Rule 5.2 of the SIAC Rules.

17.3.	The Tribunal shall consist of one arbitrator.

17.4.	The language of the arbitration shall be English.

17.5.	This Section shall survive the termination of this Agreement.

18.	GENERAL PROVISIONS

18.1.	Survival. The warranties and the Indemnity provisions shall survive the Closing. Any other provision which by virtue of its nature is intended to survive shall survive the termination of this Agreement.

18.2.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing expressed or referred to herein will be construed to give any person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

18.3.	Assignment. The Parties hereby agree that no assignment of this Agreement will be permitted without the prior written consent of other Parties.

18.4.	Counterparts. This Agreement may be executed in any number of originals or counterparts, each in the like form and all of which when taken together shall constitute one and the same document, and any Party may execute this Agreement by signing any one or more of such originals or counterparts.

18.5.	Notices and deliverables. Notices, demands or other communication required or permitted to be given or made under this Agreement shall be in writing and delivered personally or sent by prepaid post with recorded delivery, or email addressed to the intended recipient, or to such other address or email number as a Party may from time to time duly notify to the others:

(a)	IF TO THE PURCHASER

(i)	Name:	Genius Group Limited

(ii)	Address:	8 Amoy Street, #01-01 Singapore 049950

(iii)	Attention:	Roger James Hamilton

(iv)	Email:	rogerjameshamilton@gmail.com

(b)	IF TO THE SELLER

(i)	Name:	Simon Zutshi

(ii)	Address:	Flat 2, 90 Harborne Road, Birmingham, B15 3UH

(iii)	Attention:	Simon Zutshi

(iv)	Email:	simon_zutshi@hotmail.com

18.6.	Amendments. No amendment or variation of this Agreement shall be binding on any Party unless such variation is in writing and duly signed by all the Parties.

18.7.	Waiver. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving Party.

18.8.	Severability. Each and every obligation under this Agreement shall be treated as a separate obligation and shall be severally enforceable as such in the event of any obligation or obligations being or becoming unenforceable in whole or in part. To the extent that any provision or provisions of this Agreement are unenforceable they shall be deemed to be deleted from this Agreement and any such deletion shall not affect the enforceability of the remainder of this Agreement not so deleted provided the fundamental terms of this Agreement are not altered.

18.9.	Entire Agreement. This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes any prior arrangements whether oral or written, relating to such subject matter. No Party has relied upon any warranty in entering this Agreement other than those expressly contained herein.

18.10.	Independent Rights. Each of the rights of the Parties under this Agreement are independent, cumulative and without prejudice to all other rights available to them, and the exercise or non-exercise of any such rights shall not prejudice or constitute a waiver of any other right of a Party, whether under this Agreement or otherwise.

18.11.	Any date or period as set out in any Section of this Agreement may be extended with the written consent of the Parties failing which time shall be of the essence.

18.12.	Costs. Each party shall bear its own expenses incurred in preparing this Agreement. The stamp duty and other costs payable on this Agreement, and the share transfer deed in relation to the Sale Shares shall be borne by the Seller.

18.13.	The provisions of this Agreement and the Appendixes attached hereto shall (as far as possible) be interpreted in such a manner as to give effect to all such documents; provided however, that in the event of an inconsistency between this Agreement and the Appendixes, to the extent permitted by applicable Law, provisions of this Agreement shall prevail as between the Parties and shall govern their contractual relationship and the Parties shall cause the necessary amendments to the Appendixes attached hereto.

18.14.	Governing Law: This Agreement and the relationship between the Parties shall be governed by, and interpreted in accordance with, the Laws of Singapore.

In witness hereof, the Parties’ authorized representatives have executed this Agreement as of the date and year first herein above written.

On behalf of the Seller:		On behalf of the Purchaser

By:	/s/ Simon Zutshi	By:	/s/ Roger James Hamilton

Printed Name:		Printed Name:
Simon Zutshi		Roger James Hamilton

Title:	Title:
Director		CEO

Appendix 1

Assets and Liabilities

MASTERMIND PRINCIPLES LTD
Balance Sheet (No.s are in GBP)
As on 30th Sep 2020

	31 Mar 2019	31 Mar 2020					
	MPL	MPL	30 Sep 2020	Adjustments	To be Paid by Buyer on behalf of Seller (Part of Acquired Balance Sheet)	Acquired Balance Sheet	Details
Assets							
Bank							
Amex	-3,934.39	-27,364.41	-17.67	0.00	0.00	-17.67	
Bartercard	20,278.33	14,409.81	14,280.81	0.00	0.00	14,280.81	
BBX	240	19,387.00	19,207.00	0.00	0.00	19,207.00	
CC & DC Receipts	34,120.00	0	-4.56	0.00	0.00	-4.56	
Mastermind Principles	18,604.39	-22,779.39	-22,939.75	0.00	0.00	-22,939.75	
Petty Cash account	219.65	230.32	230.32	0.00	0.00	230.32	
Savings Account	0.41	1.2	1.2	0.00	0.00	1.20	
Squareup Terminal Payments	0	109,613.74	3,262.30	0.00	0.00	3,262.30	
Stripe payments	8,184.01	30,337.64	9,829.82	0.00	0.00	9,829.82	
Total Bank	**77,712.40**	**123,835.91**	**23849.47**	**0.00**	**0.00**	**23,849.47**	
Current Assets							
Accounts Receivable	548,453.92	630,575.84	660,541.54	0.00	0.00	660,541.54	
Less Provision for Doubtful Debts	-149,950.94	-210,569.86	-247,869.86	0.00	0.00	-247,869.86	
BG2 Ltd - Loan Account	0	168	24	0.00	0.00	24.00	
BG3 Ltd.	400,000.00	241,454.82	458,654.98	0.00	458,654.98	0.00	To be paid by Genius Group on behalf of Simon (Loan)
BG4 Ltd	774	1,543.40	1,593.56	1,477.40	0.00	116.16	Balance to be written off in Dec 2020
BMV Finance	4,014.78	267,739.06	852,504.79	0.00	852,504.79	0.00	To be paid by Genius Group on behalf of Simon (Loan)
Crowd Property Loan Account	246,014.48	246,014.48	215,014.48	0.00	0.00	215,014.48	
Dean Powers	499,530.15	499,530.15	499,530.15	499,530.15	0.00	0.00	Balance to be written off in Dec 2020
Deposit - Crown House	1,065.00	1,065.00	995	0.00	0.00	995.00	
Elaine Milhouse	245,672.08	245672.08	245,672.08	25,672.08	0.00	220,000.00	Disputed Balance to be written off in Dec 2019
Hatfield House	0	147.6	9,976.00	0.00	0.00	9,976.00	
Mark Dearing	27,000.00	27,000.00	27,000.00	27,000.00	0.00	0.00	Balance to be written off in Dec 2020
P J Finn	578,650.84	578,650.84	578,650.84	0.00	578,650.84	0.00	To be paid by Simon if the party defaults
Prepayments	11,285.24	20,347.41	3,684.29	0.00	0.00	3,684.29	
Property Mastermind International	7,527.12	9,806.04	9,806.04	0.00	0.00	9,806.04	
Rent to Buy	39,598.00	39,598.00	39,598.00	39,598.00	0.00	0.00	Balance to be written off in Dec 2020
Richard Evans	12,000.00	12,000.00	12,000.00	0.00	0.00	12,000.00	
Simon Zutshi - Director's Loan Account	-18,194.51	148,408.87	275,156.82	0.00	275,156.82	0.00	To be paid by Genius Group on behalf of Simon (Loan)
Sundry Assets	3,260.00	3,700.00	1,700.00	0.00	0.00	1,700.00	
Throckley	20,486.44	13,928.64	34,147.20	0.00	0.00	34,147.20	
Vishal Misal	12,000.00	12,000.00	12,000.00	12,000.00	0.00	0.00	Balance to be written off in Dec 2020
Vision1 Investments	231,022.44	231,264.64	231,314.80	0.00	231,314.80	0.00	To be paid by Genius Group on behalf of Simon (Loan)
Mastermind Principles	0.00	0.00	0	0.00	0.00	0.00	
Total Current Assets	**2,720,209.04**	**3,020,045.01**	**3,921,694.71**	**605,277.63**	**2,396,282.23**	**920,134.85**	
Fixed Assets							
Computer Equipment	-0.16	4,210.66	7,447.66	0.00	0.00	7,447.66	
Office Equipment	65,884.65	65,884.65	65,884.65	0.00	0.00	65,884.65	
Less Accumulated Depreciation on Office Equip	-48,879.00	-48,879.00	-48,879.00	0.00	0.00	-48,879.00	
Total Fixed Assets	**17,005.49**	**21,216.31**	**24,453.31**	**0.00**	**0.00**	**24,453.31**	
Total Assets	**2,814,926.93**	**3,165,097.23**	**3,969,997.49**	**605,277.63**	**2,396,282.23**	**968,437.63**

MASTERMIND PRINCIPLES LTD
Balance Sheet (No.s are in GBP) **31 Mar 2019** **31 Mar 2020**
As on 30th Sep 2020

	MPL	MPL	30 Sep 2020	Adjustments	To be Paid by Buyer on behalf of Seller (Part of Acquired Balance Sheet)	Acquired Balance Sheet	Details
Liabilities							
Current Liabilities							
Accounts Payable	142,933.88	101,027.90	107,254.03	0.00	0.00	107,254.03	
Accruals	1,059,145.63	826,164.58	615,094.51	0.00	0.00	615,094.51	
NIC Payable	7,737.33	8,098.72	8,080.10	0.00	0.00	8,080.10	
PAYE Payable	5,041.20	5,488.80	6,010.40	0.00	0.00	6,010.40	
Pensions Payable	3,764.90	3,688.83	4,202.09	0.00	0.00	4,202.09	
Pin Limited	696,522.42	768,981.93	393,841.07	0.00	0.00	393,841.07	
Provision for Corporation Tax	34,756.60	0	0	0.00	0.00	0.00	
Rounding	0.01	-0.04	-0.92	0.00	0.00	-0.92	
Student Loan Deductions Payable	265	483	781	0.00	0.00	781.00	
Sundry Liabilities	0	25,000.00	0	0.00	0.00	0.00	
VAT	151,538.41	135,574.64	233,868.34	0.00	0.00	233,868.34	
Wages control account	0	541.99	0	0.00	0.00	0.00	
Alan Webb Loan Account	0	0	0	0.00	0.00	0.00	
Total Current Liabilities	**2,101,705.38**	**1,875,050.35**	**1,369,130.62**	**0.00**	**0.00**	**1,369,130.62**	
Non-Current Liabilities							
Loan	82,000.00	82,000.00	82,000.00	0.00	0.00	82,000.00	
Lloyds CBIL			198,000.00	0.00	0.00	198,000.00	
Total Non-Current Liabilities	**82,000.00**	**82,000.00**	**280,000.00**	**0.00**	**0.00**	**280,000.00**	
Total Liabilities	**2,183,705.38**	**1,957,050.35**	**1,649,130.62**	**0.00**	**0.00**	**1,649,130.62**	
Net Assets	**631,221.55**	**1,208,046.88**	**2,320,866.87**	**605,277.63**	**2,396,282.23**	**-680,692.99**	
Equity							
Capital - x,xxx Ordinary Shares	2	2	2	0.00	0.00	2.00	
Current Year Earnings	173,610.48	576,825.33	643,668.50	0.00	0.00	643,668.50	
Retained Earnings	457,609.07	631,219.55	1,677,196.37	605,277.63	0.00	1,071,918.74	
Total Equity	**631,221.55**	**1,208,046.88**	**2,320,866.87**	**605,277.63**	**0.00**	**1,715,589.24**

PROPERTY INVESTORS NETWORK LTD

Balance Sheet (No.s are in GBP)

As on 30th Sep 2020

	30 Sep 2020	Adjustments 0.00	To be Paid by Buyer on behalf of Seller (Part of Acquired Balance Sheet) 0.00	Acquired Balance Sheet	Details
Assets					
Bank					
Petty Cash account	154.25	0.00	0.00	154.25	
CC & DC Receipts	0.00	0.00	0.00	0.00	
Property Investors Network Ltd	3,437.09	0.00	0.00	3,437.09	
Stripe payments	1,671.74	0.00	0.00	1,671.74	
Total Bank	**5263.08**	**0.00**	**0.00**	**5,263.08**	
Current Assets					
Accounts Receivable	19,962.00	0.00	0.00	19,962.00	
BG2 Ltd - Loan Account	50,000.00	0.00	0.00	50,000.00	
Mastermind Principles	393,841.07	0.00	0.00	393,841.07	
Total Current Assets	**463,803.07**	**0.00**	**0.00**	**463,803.07**	
Fixed Assets					
Computer Equipment	1,892.36	0.00	0.00	1,892.36	
Office Equipment	2,816.21	0.00	0.00	2,816.21	
Less Accumulated Depreciation on Office Equip	-2,814.88	0.00	0.00	-2,814.88	
Total Fixed Assets	**1,893.69**	**0.00**	**0.00**	**1,893.69**	
Total Assets	**470,959.84**	**0.00**	**0.00**	**470,959.84**

PROPERTY INVESTORS NETWORK LTD

Balance Sheet (No.s are in GBP)

As on 30th Sep 2020

	30 Sep 2020	Adjustments	To be Paid by Buyer on behalf of Seller (Part of Acquired Balance Sheet)	Acquired Balance Sheet	Details
Liabilities					
Current Liabilities					
Accounts Payable	9,259.64	0.00	0.00	9,259.64	
Accruals	-783.00	0.00	0.00	-783.00	
NIC Payable	-687.07	0.00	0.00	-687.07	
PAYE Payable	949.60	0.00	0.00	949.60	
Pensions Payable	315.12	0.00	0.00	315.12	
Provision for Corporation Tax	67.49	0.00	0.00	67.49	
Rounding	0.00	0.00	0.00	0.00	
VAT	20,484.05	0.00	0.00	20,484.05	
Alan Webb Loan Account	24,175.00	0.00	0.00	24,175.00	
Total Current Liabilities	**53,780.83**	**0.00**	**0.00**	**53,780.83**	
Non-Current Liabilities					
Lloyds Bounceback Loan	50,000.00	0.00	0.00	50,000.00	
The Funding Circle	17,448.12	0.00	0.00	17,448.12	
Total Non-Current Liabilities	**67,448.12**	**0.00**	**0.00**	**67,448.12**	
Total Liabilities	**121,228.95**	**0.00**	**0.00**	**121,228.95**	
Net Assets	**349,730.89**	**0.00**	**0.00**	**349,730.89**	
Equity					
Capital - x,xxx Ordinary Shares	5	0.00	0.00	5.00	
Current Year Earnings	235,052.05	0.00	0.00	235,052.05	
Retained Earnings	114,673.55	0.00	0.00	114,673.55	
Total Equity	**349,730.60**	**0.00**	**0.00**	**349,730.60**

Appendix 2

Purchase Price Adjustment Calculation

1.	Purchase Price Dispute Resolution

1.1.	Where a dispute relating to the calculation of the Purchase Price, 2021 Price, (the “Price Dispute”) is referred to the Reporting Accountants, the Reporting Accountant’s determination in accordance with this Paragraph 2 shall be final and binding on the Parties and shall be deemed to be Agreed.

1.2.	The Reporting Accountants shall be engaged by the Seller and the Purchaser on the terms set out in this Appendix 2 and otherwise on such terms as shall be agreed between the Seller, the Purchaser and the Reporting Accountants. The Seller, its accountants and, if appointed, the Reporting Accountants shall be granted reasonable access, at reasonable times and on reasonable notice, to the books and records of the Companies and any other information of the Purchaser and its Affiliates which may reasonably be required to enable them to agree and/or determine the Price Dispute. The Seller, its accountants and the Reporting Accountants shall have the right to take copies of any documents that they reasonably require and shall have access to the relevant personnel of the Purchaser and its Affiliate as they reasonably require in order to enable them to determine and/or agree the Price Dispute.

1.3.	The Reporting Accountants shall determine their own procedure, subject to the following:

(a)	the Purchaser, the Seller and/or their respective accountants shall each promptly, (and in any event within twenty (20) Business Days of a relevant appointment) submit a written statement on the matters in dispute (together with relevant supporting documents) to the Reporting Accountants for determination and deliver a copy of such written statement and supporting documents to the other party;

(b)	following delivery of their respective submissions, the Purchaser and the Seller shall have the opportunity to comment once only (provided that nothing in this sub-paragraph shall prevent the parties from responding to any requests from the Reporting Accountants under paragraph 2.1) on the other party’s submissions by written comment delivered to the Reporting Accountants not later than fifteen (15) Business Days after the written statement was first submitted to the Reporting Accountants and copied to the other party pursuant to paragraph 2.3(a);

(c)	apart from procedural matters and/or as otherwise set out in this Agreement, the Reporting Accountants shall determine only:

(i)	whether any of the arguments for an alteration to the relevant management accounts and/or the calculation of the Purchase Price put forward in the written statements submitted under paragraph 2.3(a) is correct in whole or in part; and

(ii)	if so, what alterations should be made to the relevant management accounts and/or the calculation of the Purchase Price in order to correct the relevant inaccuracy in it;

(d)	the Reporting Accountants shall make their determination pursuant to paragraph 2.3(e) within twenty (20) Business Days of the expiry of the fifteen (15) Business Day period referred to in paragraph 2.3(b) or as soon thereafter as is reasonably possible and such determination shall be in writing and shall be made available for collection by the Seller and the Purchaser at the offices of the Reporting Accountants and shall (unless otherwise agreed by the Seller and the Purchaser) include reasons for each relevant determination;

(e)	the Reporting Accountants shall act as experts (and not as arbitrators) in making their determination and their determination of any matter falling within their jurisdiction shall be final and binding on the Seller and the Purchaser save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be resubmitted to the Reporting Accountants by either party for correction as soon as reasonably practicable);

(f)	the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and

(g)	the charges and expenses (including VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination pursuant to paragraph 2.3(e) or, failing such direction, equally between the Purchaser and the Seller.

1.4.	Any determination of the Reporting Accountants under paragraph 2.3(e) above shall be deemed to be incorporated into the relevant management accounts and/or the calculation of the Purchase Price which, as adjusted by the alterations so determined by the Reporting Accountants (if any), shall become the Agreed management accounts and the Agreed element of the Purchase Price respectively and be final and binding on the Seller and the Purchaser.

1.5.	Nothing in this paragraph 2 shall entitle a party or the Reporting Accountants access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants and other professional advisers with a view to assessing the merits of any claim or argument, provided that a party shall not be entitled by reason of this paragraph 2.5 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

1.6.	Each party shall, and shall procure that its accountants and other advisers shall, and shall instruct the Reporting Accountants to, keep all information and documents provided to them pursuant to this paragraph 2 confidential and shall not use them for any purpose, except for disclosure or use in connection with the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.